Exhibit 99.2

Risk factors

This offering involves a high degree of risk, including the risks described below. You should carefully consider the following risk factors together with all of the other information included in this offering memorandum, including the financial statements and related notes, before deciding to invest in the notes offered hereby. The risks described below are not the only risks facing us, our industry or our business. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, you may lose all or part of your original investment.

RISKS RELATING TO OUR BUSINESS

The prices of crude oil and refined products materially affect our profitability and are dependent upon many factors that are beyond our control, including general market demand and economic conditions, seasonal and weather-related factors and governmental regulations and policies.

Among these factors is the demand for crude oil and refined products, which is largely driven by the conditions of local and worldwide economies as well as by weather patterns and the taxation of these products relative to other energy sources. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, also have a significant impact on our activities. Operating results can be affected by these industry factors, product and crude pipeline capacities, changes in transportation costs, accidents or interruptions in transportation, competition in the particular geographic areas that we serve and factors that are specific to us, such as the success of particular marketing programs and the efficiency of our refinery operations. The demand for crude oil and refined products can also be reduced due to a local or national recession or other adverse economic condition that results in lower spending by businesses and consumers on gasoline and diesel fuel, higher gasoline prices due to higher crude oil prices, a shift by consumers to more fuel-efficient vehicles or alternative fuel vehicles (such as ethanol or wider adoption of gas/electric hybrid vehicles) or an increase in vehicle fuel economy, whether as a result of technological advances by manufacturers, legislation mandating or encouraging higher fuel economy or the use of alternative fuel.

We do not produce crude oil and must purchase all our crude oil, the price of which fluctuates based upon worldwide and local market conditions. Our profitability depends largely upon the spread between market prices for refined petroleum products and crude oil prices. This margin is continually changing and may fluctuate significantly from time to time. Crude oil and refined products are commodities whose price levels are determined by market forces beyond our control. Additionally, due to the seasonality of refined products markets and refinery maintenance schedules, results of operations for any particular quarter of a fiscal year are not necessarily indicative of results for the full year. In general, prices for refined products are influenced by the price of crude oil. Although an increase or decrease in the price for crude oil may result in a similar increase or decrease in prices for refined products, there may be a time lag in the realization of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on operating results therefore depends in part upon how quickly refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on our earnings and cash flows. Also, crude oil supply contracts are generally short-term contracts with market-responsive pricing provisions. We purchase our refinery feedstocks weeks before manufacturing and selling the refined products. Price level changes during the period between

Risk factors

purchasing feedstocks and selling the manufactured refined products from these feedstocks could have a significant effect on our financial results.

In addition, we currently process volumes of lower cost crude oils, such as regional sour, heavy Western Canadian and Black Wax. As part of our current capital initiatives, we plan on providing additional flexibility to both our Navajo and Woods Cross Refineries that will allow us to process a greater degree of these lower cost crude oils. In recent years, the spread, or differential, between these lower cost heavy/sour crude oils and higher priced light sweet crude oils has widened. A substantial or prolonged decrease in these crude oil differentials could negatively impact our earnings and cash flows.

Volatile prices for natural gas and electrical power used by our refineries and other operations affect manufacturing and operating costs, as well. Natural gas and electricity prices have been, and will continue to be, affected by supply and demand for fuel and utility services in both local and regional markets.

We may not be able to execute our business strategies successfully to grow our business.

One of the ways we may grow our business is through the construction of new refinery processing units (or the purchase and refurbishment of used units from another refinery) and the expansion of existing ones. Projects are generally initiated to increase the yields of higher value products, increase the amount of lower cost crude oils that can be processed, increase refinery production capacity, meet new governmental requirements or maintain the operations of our existing assets. Additionally, our growth strategy includes projects that permit access to new and/or more profitable markets, such as our UNEV Pipeline joint venture, a 12-inch refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada that is currently under construction and in which our subsidiary owns a 75% interest. The construction process involves numerous regulatory, environmental, political and legal uncertainties, most of which are not fully within our control, including: denial or delay in issuing requisite regulatory approvals and/or permits; compliance with or liability under environmental regulations; unplanned increases in the cost of construction materials or labor; disruptions in transportation of modular components and/or construction materials; severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities or those of vendors and suppliers; shortages of sufficiently skilled labor or labor disagreements resulting in unplanned work stoppages; and/or nonperformance or force majeure by, or disputes with, vendors, suppliers, contractors or sub-contractors involved with a project. These projects may not be completed on schedule, at all or at the budgeted cost. Delays in making required changes or upgrades to our facilities could subject us to fines or penalties as well as affect our ability to supply certain products we make. In addition, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new refinery processing unit, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after completion of the project. Moreover, we may construct facilities to capture anticipated future growth in demand for refined products in a region in which such growth does not materialize. As a result, new capital investments may not achieve our expected investment return, which could adversely affect our business, financial condition and results of operations. Our forecasted internal rates of return are also based upon our projections of future market fundamentals that are not within our control, including changes in general economic conditions, available alternative supply and customer demand.

In addition, a component of our growth strategy is to acquire complementary assets selectively for our refining operations in order to increase earnings and cash flow, such as our recent Tulsa Refinery acquisition discussed under “Our recent acquisition of the Tulsa Refinery.” Our ability to do so will be dependent upon a number of factors, including our ability to identify attractive acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired assets, obtain financing to

Risk factors

fund acquisitions and to support our growth and other factors beyond our control. Risks associated with acquisitions include those relating to:

➢	diversion of management time and attention from our existing business;

➢	challenges in managing the increased scope, geographic diversity and complexity of operations;

➢	difficulties in integrating the financial, technological and management standards, processes, procedures and controls of an acquired business with those of our existing operations;

➢	liability for known or unknown environmental conditions or other contingent liabilities not covered by indemnification or insurance;

➢	greater than anticipated expenditures required for compliance with environmental or other regulatory standards or for investments to improve operating results;

➢	difficulties in achieving anticipated operational improvements;

➢	incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets; and

➢	issuance of additional equity, which could result in further dilution of the ownership interests of existing stockholders.

We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits for, or may have adverse effects on, our business, financial conditions and results of operations. In particular, with respect to our recent acquisition of the Tulsa Refinery, prior to this acquisition we have not historically operated a specialty lubricants business, the specialty lubricants business may not produce the anticipated benefits and if we are not successful in operating the specialty lubricants business it could have adverse effects on our business, financial condition and results of operations.

To operate our petroleum refining facilities successfully, we are required to expend significant amounts for capital outlays and operating expenditures.

The refining business is characterized by high fixed costs resulting from the significant capital outlays associated with refineries, terminals, pipelines and related facilities. We are dependent upon the production and sale of quantities of refined products at refined product margins sufficient to cover operating costs, including any increases in costs resulting from future inflationary pressures or market conditions and increases in costs of fuel and power necessary in operating our facilities. Furthermore, future regulatory requirements or competitive pressures could result in additional capital expenditures, which may not produce a return on investment. Such capital expenditures may require significant financial resources that may be contingent upon our access to capital markets and commercial bank loans. Additionally, other matters, such as regulatory requirements or legal actions, may restrict our access to funds for capital expenditures. Our future capital expenditures are based on our best estimates of labor and equipment required to complete these projects. There may exist risks of cost overruns or delays in project completion, some of which may be factors outside of our control.

Our refineries consist of many processing units, a number of which have been in operation for many years. One or more of the units may require unscheduled downtime for unanticipated maintenance or repairs that are more frequent than our scheduled turnaround for such units. Scheduled and unscheduled maintenance could reduce our revenues during the period of time that the units are not operating. We have taken significant measures to expand and upgrade units in our refineries by installing new equipment and redesigning older equipment to improve refinery capacity, and plan to do so in connection with our acquisition of the Tulsa Refinery. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and Capital Resources—Planned capital expenditures.” The installation and redesign of key equipment at our refineries involves significant uncertainties, including the following: our upgraded equipment may not perform at expected throughput levels; the yield and product quality of new equipment may differ from design and/or specifications, and redesign or modification of the equipment may be required to correct equipment that does not perform as expected, which could require facility shutdowns until the equipment has been redesigned or modified. Any of these risks associated with new equipment, redesigned older equipment

Risk factors

or repaired equipment could lead to lower revenues or higher costs or otherwise have a negative impact on our future results of operations and financial condition. In addition, we expect to execute turnarounds at our refineries every three to five years, which involve numerous risks and uncertainties. These risks include delays and incurrence of additional and unforeseen capital costs. The turnarounds allow us to perform maintenance, upgrades, overhaul and repair of process equipment and materials, during which time all or a portion of the refinery will be under scheduled downtime.

We may incur significant costs to comply with new or changing environmental, energy, health and safety laws and regulations, and we may face potential exposure for environmental matters.

Refinery and pipeline operations are subject to federal, state and local laws regulating, among other things, the generation, storage, handling, use and transportation of petroleum and hazardous substances, the emission and discharge of materials into the environment, waste management, characteristics and composition of gasoline and diesel fuels and other matters otherwise relating to the protection of the environment. Permits are required under these laws for the operation of our refineries, pipelines and related operations, and these permits are subject to revocation, modification and renewal or may require operational changes, which may involve significant costs. Furthermore, a violation of permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or refinery shutdowns. In addition, major modifications of our operations due to changes in the law could require changes to our existing permits or expensive upgrades to our existing pollution control equipment, which could have a material adverse effect on our business, financial condition or results of operations. Over the years, there have been, and continue to be, ongoing communications, including notices of violations and discussions about environmental matters between us and federal and state authorities, some of which have resulted, or will result, in changes to operating procedures and in capital expenditures. Compliance with applicable environmental laws, regulations and permits will continue to have an impact on our operations, results of operations and capital requirements. There are several environmental matters pending with respect to the Tulsa Refinery that we will be responsible for. See “Our recent acquisition of the Tulsa Refinery—Regulatory and Environmental Matters.”

As is the case with all companies engaged in industries similar to ours, we face potential exposure to future claims and lawsuits involving environmental matters. The matters include, but are not limited to, soil and water contamination, air pollution, personal injury and property damage allegedly caused by substances which we manufactured, handled, used, released or disposed.

We are, and have been, the subject of various state, federal and private proceedings relating to environmental regulations, conditions and inquiries. Current and future environmental regulations are expected to require additional expenditures, including, but not limited to, expenditures for investigation and remediation, which may be significant, at our facilities. To the extent that future expenditures for these purposes are material and can be reasonably determined, these costs are disclosed and accrued.

Our operations are also subject to various laws and regulations relating to occupational health and safety. We maintain safety, training and maintenance programs as part of our ongoing efforts to ensure compliance with applicable laws and regulations. Compliance with applicable health and safety laws and regulations has required, and continues to require, substantial expenditures.

We cannot predict what additional health and environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to our operations. However, new environmental laws and regulations, including new regulations relating to alternative energy sources and the risk of global climate change, new interpretations of existing laws and regulations, increased governmental enforcement or other developments, could require us to make additional unforeseen expenditures. There is growing consensus

Risk factors

that some form of regulation will be forthcoming at the federal level in the United States with respect to greenhouse gas emissions (including carbon dioxide, methane and nitrous oxides). Also, new federal or state legislation or regulatory programs that restrict emissions of greenhouse gases in areas where we conduct business could adversely affect our operations and demand for our products.

The costs of environmental and safety regulations are already significant, and compliance with more stringent laws or regulations, or adverse changes in the interpretation of existing regulations, by government agencies could have an adverse effect on our business, financial condition and results of operations and could require substantial expenditures for the installation and operation of systems and equipment that we do not currently possess.

From time to time, new federal energy policy legislation is enacted by the United States Congress. For example, in December 2007, the United States Congress passed the Energy Independence and Security Act, which, among other provisions, mandates annually increasing levels for the use of renewable fuels, such as ethanol, commencing in 2008 and escalating for 15 years and also increases energy efficiency goals, including mandating higher fuel economy standards for motor vehicles, among other steps. These statutory mandates may have the impact over time of offsetting projected increases in the demand for refined petroleum products, particularly gasoline, in certain markets. In the near term, the new renewable fuel standard presents ethanol production and logistics challenges for both the ethanol and refining industries and may require additional capital expenditures or expenses by us to accommodate increased ethanol use. Other legislative changes may similarly alter the expected demand and supply projections for refined petroleum products in ways that we cannot predict.

Insufficient ethanol supplies or disruption in ethanol supply may disrupt our ability to market ethanol blended fuels.

If we are unable to obtain or maintain sufficient quantities of ethanol to support our blending needs, our sale of ethanol blended gasoline could be interrupted or suspended, which could result in lower profits.

Competition in the refining and marketing industry is intense, and an increase in competition in the markets in which we sell our products could adversely affect our earnings and profitability.

We compete with a broad range of refining and marketing companies, including certain multinational integrated oil companies. Because of their geographic diversity, larger and more complex refineries, integrated operations and greater resources, some of our competitors may be better able to withstand volatile market conditions, to obtain crude oil in times of shortage and to bear the economic risks inherent in all areas of the refining industry.

We are not engaged in petroleum exploration and production activities and do not produce any of the crude oil feedstocks used at our refineries. We do not have a retail business and, therefore, are dependent upon others for outlets for our refined products. Certain of our competitors, however, obtain a portion of their feedstocks from company-owned production and have retail outlets. Competitors that have their own production or extensive retail outlets, with brand-name recognition, are at times able to offset losses from refining operations with profits from producing or retailing operations. These competitors may be better positioned to withstand periods of depressed refining margins or feedstock shortages. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, both within and outside of our industry, there could be material adverse effects on our business, financial condition and results of operations.

Risk factors

In recent years, there have been several refining and marketing consolidations or acquisitions between entities competing in our geographic market. These transactions could increase the future competitive pressures on us.

Portions of our operations may be impacted by competitors’ plans for expansion projects and refinery improvements that could increase the production of refined products in our areas of operation and significantly affect our profitability. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. The more successful these alternatives become as a result of governmental regulations, technological advances, consumer demand, improved pricing or otherwise, the greater the impact on pricing and demand for our products and our profitability. There are presently significant governmental and consumer pressures to increase the use of alternative fuels in the United States.

We may not be able to retain existing customers or acquire new customers.

The renewal or replacement of existing sales agreements with our customers depends on a number of factors outside of our control, including competition from other refiners and the demand for refined products in the markets that we serve. Loss of or reduction in amounts purchased by our major customers could have an adverse effect on us to the extent that, because of market limitations or transportation constraints, we are not able to correspondingly increase sales to other purchasers.

A material decrease in the supply of crude oil available to our refineries could significantly reduce our production levels.

In order to maintain or increase production levels at our refineries, we must continually contract for new crude oil supplies from third parties. A material decrease in crude oil production from the fields that supply our refineries, as a result of depressed commodity prices, lack of drilling activity, natural production declines or otherwise, could result in a decline in the volume of crude oil available to our refineries and/or materially increase the cost of crude oil for Holly. In addition, any prolonged disruption of a significant pipeline that is used in supplying crude oil to our refineries could result in a decline in the volume of crude oil available to our refineries. Such an event could result in an overall decline in volumes of refined products processed at our refineries and, therefore, a corresponding reduction in our cash flow. The recently announced reversal of the Guernsey to Wamsutter section of the Rocky Mountain Pipeline System could potentially cause a decline in the volumes of local crude oils. This could require us to source alternative crude oils at a higher price or, depending on refining economics, could reduce refinery production runs. In addition, the future growth of our operations will depend in part upon whether we can contract for additional supplies of crude oil at a greater rate than the rate of natural decline in our currently connected supplies. If we are unable to secure additional crude oil supplies of sufficient quality or crude pipeline expansion to our refineries, we will be unable to take full advantage of current and future expansion of our refineries’ production capacities.

The potential operation of new refined product transportation pipelines, or disruption or proration of existing pipelines, could impact the supply of refined products to our existing markets.

If one of the major refined products pipelines becomes inoperative, we would be required to keep refined products in inventory, or supply refined products to our customers through an alternative pipeline or by additional tanker trucks from our refineries, which could increase our costs and result in a decline in profitability. The Longhorn Pipeline is an approximately 72,000 BPD common carrier pipeline that delivers refined products utilizing a direct route from the Texas Gulf Coast to El Paso and, through interconnections with third-party common carrier pipelines, into the Arizona market. Longhorn Partners Pipeline L.P., owner of the Longhorn Pipeline, is a wholly-owned subsidiary of Flying J Inc. On December 22, 2008, both Longhorn Partners Pipeline and Flying J filed voluntary petitions for

Risk factors

reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The status of current shipping levels is currently unknown. The future ownership and operation of the Longhorn Pipeline is uncertain pending resolution of the bankruptcy proceedings. Increased supplies of refined product delivered by the Longhorn Pipeline and Kinder Morgan’s El Paso to Phoenix pipeline could result in additional downward pressure on wholesale refined product prices and refined product margins in El Paso, Arizona and related markets.

An additional factor that could affect some of our markets is the presence of pipeline capacity from the West Coast into our Arizona markets. Additional increases in shipments of refined products from the West Coast into the Arizona markets could result in additional downward pressure on refined product prices in these markets.

In addition to the projects described above, other projects have been explored from time to time by refiners and other entities that, if completed, could result in further increases in the supply of products to our markets. For example, competitors may rely on alternate methods of transportation, such as trucking, to increase the volume of refined products entering our markets. Such alternatives may decrease the price of refined products or decrease our ability to market our refined products in those markets.

The common carrier pipeline we use to serve the Albuquerque market out of El Paso currently operates at near capacity. However, through our relationship with HEP, our Navajo Refinery has pipeline access to the Albuquerque vicinity and to Bloomfield, New Mexico that will permit us to deliver a total of up to 45,000 BPD of light products to these locations, thereby eliminating the risk of future pipeline constraints on shipments to Albuquerque. If needed, additional pump stations could further increase HEP’s pipeline capabilities. Any future pipeline constraints or disruptions affecting our ability to transport refined products to Arizona or Albuquerque could, if sustained, adversely affect our business, financial condition and results of operations.

The Tulsa Refinery relies in part on pipelines owned by Magellan Midstream Partners, L.P. for the transportation of refined products to market, and on pipelines owned by Sunoco Logistics Partners L.P. for the transportation of gas oil to Cushing, Oklahoma for offtake pursuant to our Gas Oil Offtake and Net Out Agreement with Sunoco, Inc. (R&M). See “Our recent acquisition of the Tulsa Refinery—Other Agreements.” Any disruption to the service provided by these pipelines could significantly impair our ability to transport these intermediate and refined products and therefore could materially affect our revenues for the Tulsa Refinery.

We depend upon HEP for a substantial portion of the crude supply and distribution network that serves our Navajo Refinery, and we own a significant equity interest in HEP.

We currently own an approximate 41% interest in HEP, including a 2% general partner interest. HEP operates a system of crude oil and petroleum product pipelines, distribution terminals and refinery tankage in Texas, New Mexico, Utah, Arizona, Idaho, Washington and Oklahoma. HEP generates revenues by charging tariff rates for transporting petroleum products and crude oil through its pipelines, by leasing certain pipeline capacity to Alon USA, Inc., by charging fees for terminalling refined products and other hydrocarbons and for storing and providing other services at its terminals. HEP serves our refineries in New Mexico and Utah under three pipelines and terminals and tankage agreements expiring in 2019 through 2024. Furthermore, our financial statements include the consolidated results of HEP. HEP is subject to its own operating and regulatory risks, including, but not limited to:

➢	its reliance upon its significant customers, including us;

➢	competition from other pipelines;

➢	environmental regulations affecting pipeline operations;

➢	operational hazards and risks;

Risk factors

➢	pipeline tariff regulations affecting the rates HEP can charge;

➢	limitations on additional borrowings and other restrictions due to HEP’s debt covenants; and

➢	other financial, operational and legal risks.

The occurrence of any of these risks could directly or indirectly affect HEP’s as well as our business, financial condition and results of operations, as HEP is a consolidated subsidiary. Additionally, these risks could affect HEP’s ability to continue operations, which could affect their ability to serve our supply and distribution network needs.

Additionally, the tariffs that we pay to HEP to transport and store refined products and other hydrocarbons to and from our Navajo and Woods Cross Refineries adjust annually based on the Producer Price Index. In a severe inflationary economic environment, our transportation costs per barrel of hydrocarbons transported by HEP could increase significantly and materially increase our operating expenses.

For additional information about HEP, see “Business—Holly Energy Partners, L.P.”

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

Our operations are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous material releases, power failures, mechanical failures and other events beyond our control. These events might result in a loss of equipment or life, injury or extensive property damage or an interruption in our operations and may affect our ability to meet marketing commitments. Alternative supply arrangements could require additional capital expenditures, hurt our business and profitability and cause us to operate the affected refinery at less than full capacity until pipeline access was restored or crude oil transportation was fully replaced. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies could increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position. If any refinery were to experience an interruption in operations, earnings from the refinery could be materially adversely affected (to the extent not recoverable through insurance) because of lost production and repair costs.

We maintain significant insurance coverage, but it does not cover all potential losses, costs or liabilities. Furthermore, our business interruption insurance coverage generally does not apply unless a business interruption exceeds 45 days. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of our existing insurance coverage. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

The energy industry is highly capital intensive, and the entire or partial loss of individual facilities can result in significant costs to both industry companies, such as us, and their insurance carriers. In recent years, several large energy industry claims have resulted in significant increases in premium costs and deductible periods for participants in the energy industry. As a result of large energy industry claims, insurance companies that have historically participated in underwriting energy-related facilities may discontinue that practice or demand significantly higher premiums or deductible periods to cover these facilities. If significant changes in the number or financial solvency of insurance underwriters for the energy industry occur, or if other adverse conditions over which we have no control prevail in the insurance market, we may be unable to obtain and maintain adequate insurance at reasonable cost. In

Risk factors

addition, we cannot assure you that our insurers will renew our insurance coverage on acceptable terms, if at all, or that we will be able to arrange for adequate alternative coverage in the event of non-renewal. The unavailability of full insurance coverage to cover events in which we suffer significant losses could have a material adverse effect on our business, financial condition and results of operations.

If we lose any of our key personnel, our ability to manage our business and continue our growth could be negatively impacted.

Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical personnel, including technical personnel for the lubricants business at the Tulsa Refinery that we recently acquired from Sunoco. We do not currently maintain key man life insurance, non-compete agreements or employment agreements with respect to any member of our senior management team. The loss or unavailability to us of any member of our senior management team or a key technical employee could significantly harm us. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel become unavailable to us for any reason, we may be required to hire other personnel to manage and operate our company. We may not be able to locate or employ such qualified personnel on acceptable terms, or at all.

Furthermore, our operations require skilled and experienced laborers with proficiency in multiple tasks. A shortage of trained workers due to retirements or otherwise could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our products and services, which could adversely affect our business, financial condition and results of operations.

We may not be able to renegotiate our collective bargaining agreements on satisfactory terms when they expire, or at all.

As of December 31, 2008, approximately 35% of our employees were represented by labor unions under collective bargaining agreements expiring in 2009 through 2010. We may not be able to renegotiate our collective bargaining agreements on satisfactory terms when they expire, or at all. A failure to do so may increase our costs. In addition, our existing labor agreements may not prevent a strike or work stoppage at any of our facilities in the future, and any work stoppage could negatively affect our business, financial condition and results of operations.

We are exposed to the credit risks of our key customers.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. If any of our key customers default on their obligations to us, our financial results could be adversely affected. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks.

Difficult conditions in the global capital markets and the economy generally may materially and adversely affect our business and results of operations.

Our results of operations are materially affected by conditions in the domestic capital markets and the economy generally. The stress experienced by domestic capital markets that began in the second half of 2007 continued and substantially increased during 2008. While the domestic capital markets have shown signs of improvement in 2009, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the United States mortgage market and a declining real estate market in the United States continue to contribute to increased volatility and diminished expectations of the economy and the markets going forward. These factors, combined with volatile oil and gas prices,

Risk factors

declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown. In addition, the fixed-income markets have experienced periods of extreme volatility which negatively impacted market liquidity conditions.

The capital markets have experienced decreased liquidity, increased price volatility, credit downgrade events, and increased probabilities of default. These events and the continuing market upheavals may have an adverse effect on us because our liquidity and ability to fund our capital expenditures is dependent in part upon our bank borrowings and access to the public capital markets. Our revenues are likely to decline in such circumstances. In addition, in the event of extreme prolonged market events, such as a worsening of the global credit crisis, we could incur significant losses.

Terrorist attacks, and the threat of terrorist attacks or domestic vandalism, have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business, financial condition and results of operations.

The long-term impacts of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the threat of future terrorist attacks on the refining industry in general, and on us in particular, are not known at this time. Increased security measures taken by us as a precaution against possible terrorist attacks or vandalism have resulted in increased costs to our business. Future terrorist attacks could lead to even stronger, more costly initiatives or regulatory requirements. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of crude oil supplies and markets for refined products and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror. In addition, disruptions or significant increases in energy prices could result in government-imposed price controls. Any one of, or a combination of, these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Our financial results are seasonal and generally lower in the first and fourth quarters of the year, which may cause volatility in the price of our common stock.

Demand for gasoline products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. As a result, our results of operations for the first and fourth calendar quarters are generally lower than for those for the second and third quarters. The effects of seasonal demand for gasoline are partially offset by seasonality in demand for diesel fuel, which in the Southwest region of the United States is generally higher in winter months as east-west trucking traffic moves south to avoid winter conditions on northern routes. However, unseasonably cool weather in the summer months and/or unseasonably warm weather in the winter months in the markets in which we sell our petroleum products could reduce demand for gasoline and diesel fuel, which could result in lower prices and reduce operating margins.

Ongoing maintenance of effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could cause us to incur additional expenditures of time and financial resources.

We regularly document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm on our controls over financial reporting. If, in the future, we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause us to incur

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substantial expenditures of management time and financial resources to identify and correct any such failure.

Additionally, the failure to comply with Section 404 or the report by us of a “material weakness” may cause investors to lose confidence in our financial statements, and our stock price may be adversely affected. A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may decline.

Product liability claims and litigation could adversely affect our business, financial condition and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against petroleum fuel manufacturers and resellers based upon claims for injuries caused by the use of or exposure to various products. The lubricants business that is part of the Tulsa Refinery that we recently acquired from Sunoco may have additional exposure to products liability claims due to the use of lubricant products in applications other than for fuel. There is no assurance that product liability claims against us would not have a material adverse effect on our business, financial condition or results of operations. Failure of our products to meet required specifications could result in product liability claims from our shippers and customers arising from contaminated or off-specification commingled pipelines and storage tanks and/or defective quality fuels.

If the market value of our inventory declined to an amount less than our LIFO basis, we would record a write-down of inventory and a non-cash charge to cost of sales, which would adversely affect our earnings.

The nature of our business requires us to maintain substantial quantities of crude oil, refined petroleum product and blendstock inventories. Because crude oil and refined petroleum products are commodities, we have no control over the changing market value of these inventories. Because certain of our refining inventory is valued at the lower of cost or market value under the last-in, first-out (“LIFO”) inventory valuation methodology, we would record a write-down of inventory and a non-cash charge to cost of sales if the market value of our inventory were to decline to an amount less than our LIFO basis. A material write-down could affect our operating income and profitability.

From time to time, our cash needs may exceed our internally generated cash flow, and our business could be materially and adversely affected if we are not able to obtain the necessary funds from financing activities.

We have significant short-term cash needs to satisfy working capital requirements such as crude oil purchases, which fluctuate with the pricing and sourcing of crude oil.

We generally purchase crude oil for our refineries with cash generated from our operations. If the price of crude oil increases significantly, we may not have sufficient cash flow or borrowing capacity, and may not be able to sufficiently increase borrowing capacity, under our existing credit facilities to purchase enough crude oil to operate our refineries at full capacity. Our failure to operate our refineries at full capacity could have a material adverse effect on our business, financial condition and results of operations. We also have significant long-term needs for cash, including those to support our expansion and upgrade plans, as well as for regulatory compliance. If credit markets tighten even further, it may become more difficult to obtain cash from third party sources. If we cannot generate cash flow or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to comply with regulatory deadlines or pursue our business strategies, in which case

Risk factors

our operations may not perform as well as we currently expect and we could be subject to regulatory action.

Changes in our credit profile may affect our relationship with our suppliers, which could have a material adverse effect on our liquidity and limit our ability to purchase enough crude oil to operate our refineries at full capacity.

An unfavorable credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms of their invoices with us. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, any imposition by our suppliers of more burdensome payment terms on us may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This, in turn, could cause us to be unable to operate our refineries at full capacity. A failure to operate our refineries at full capacity could adversely affect our profitability and cash flow.

We may need to use current cash flow to fund our pension and postretirement health care obligations, which could have a significant adverse effect on our financial position.

We have benefit obligations in connection with our noncontributory defined benefit pension plans that provided retirement benefits for substantially all of our employees. However, effective January 1, 2007, the retirement plan was frozen to new employees not covered by collective bargaining agreements. To the extent an employee not covered by a collective bargaining agreement was hired prior to January 1, 2007, and elected to participate in automatic contributions features under our defined contribution plan, their participation in future benefits of the retirement plan was frozen. We expect to contribute between $5.0 million to $15.0 million to the retirement plan in 2009. Future adverse changes in the financial markets could result in significant charges to stockholders’ equity and additional significant increases in future pension expense and funding requirements.

We also have benefit obligations in connection with our unfunded postretirement health care plans, which provide health care benefits as part of the voluntary early retirement program offered to eligible employees. As part of the early retirement program, we allow qualified retiring employees to continue coverage at a reduced cost under our group medical plans until normal retirement age. Additionally, we maintain an unfunded postretirement medical plan whereby certain retirees between the ages of 62 and 65 can receive benefits paid by us. As of December 31, 2008, the total accumulated postretirement benefit obligation under our postretirement medical plans was $6.7 million. Increased participation in this program and/or increasing medical costs may affect our ability to pay required health care benefits, causing us to have to divert funds away from other areas of the business to pay their costs.

RISKS RELATING TO THE NOTES

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes will be effectively subordinated to all of the guarantors’ existing and future secured indebtedness.

Holders of our existing or future secured indebtedness and holders of existing or any future secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of that secured indebtedness, including indebtedness under our credit agreement. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. Holders of the notes will participate in the distribution or payment of our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general

Risk factors

creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

Not all of our subsidiaries will guarantee the notes. Your right to receive payments on the notes will be effectively subordinated to the rights of creditors of our subsidiaries that do not guarantee the notes or whose guarantees are invalidated.

HEP, in which we own an approximate 39% limited partner interest and a 2% general partner interest, and its subsidiaries, as well as some of our other subsidiaries, will not guarantee the notes. These subsidiaries are consolidated with us for the purposes of our financial statements. Creditors of our subsidiaries that do not guarantee the notes will have claims, with respect to the assets of those subsidiaries, that rank effectively senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. In addition, as described below, there are federal and state laws that could invalidate the guarantees of our subsidiaries that guarantee the notes. If that were to occur, the claims of creditors of those subsidiaries would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries.

You generally will be required to accrue income before you receive cash attributable to original issue discount on the notes. Additionally, in the event we enter into bankruptcy, you may not have a claim for all or a portion of any unamortized amount of the original issue discount on the notes.

We intend to issue the notes with original issue discount (“OID”) for United States federal income tax purposes. Accordingly, if you are a United States Holder (as defined below), you generally will be required to accrue OID on a current basis for United States federal income tax purposes, even before you receive cash attributable to such OID income and regardless of your method of accounting. For further discussion of the computation and reporting of OID, see “Certain United States federal tax considerations—United States Holders—Stated interest and OID.”

Additionally, a bankruptcy court may not allow a claim for all or a portion of any unamortized amount of the OID on the notes.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations, including these notes, depend upon the cash flow of our subsidiaries, including HEP, and the payment of funds by our subsidiaries to us in the form of dividends, distributions, tax sharing payments or otherwise. Their ability to make any payments will depend on their earnings, distributions, the terms of their indebtedness, tax considerations and legal restrictions. Current provisions in HEP’s credit agreement and notes place restrictions on HEP’s ability to pay dividends to us. We have no special purpose entities.

Risk factors

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit agreement and these notes, on commercially reasonable terms or at all.

Our credit agreement includes certain financial covenant requirements, including the maintenance of ratios relating to our leverage and our interest coverage. If we do not meet these requirements, an event of default occurs under our credit agreement. Accordingly, the existence of outstanding borrowings or a default or event of default under our credit agreement could adversely affect our ability to have sufficient cash to pay our obligations, including these notes.

We and our subsidiaries may be able to incur substantial additional debt. This could further exacerbate the risks associated with our current debt levels.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes will not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and our ability to satisfy our obligations with respect to the notes could be adversely affected.

Our indebtedness could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the notes.

On March 31, 2009, as adjusted to give effect to this offering and the application of the net proceeds therefrom, we would have had total indebtedness of $200.0 million, excluding letters of credit outstanding under our credit agreement aggregating $9.8 million and indebtedness of HEP.

Our indebtedness could have important consequences to you. For example, it could:

➢	make it more difficult for us to satisfy our obligations with respect to the notes;

➢	limit our ability to obtain additional financing to fund our working capital, expenditures, debt service requirements or for other purposes;

➢	limit our ability to use operating cash flow in other areas of our business because we must dedicate a portion of these funds to service debt;

➢	limit our ability to compete with other companies who are not as highly leveraged; and

➢	limit our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns.

In addition, the indenture governing the notes will contain, and our credit agreement does contain, financial or other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt, including the notes. Our ability to satisfy our debt obligations, including the notes, will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt obligations. If we cannot generate sufficient cash from operations to meet our other obligations, we may need to refinance or sell assets. Our business may not generate sufficient cash flow, or we may not be able to obtain sufficient funding, to make the payments required by all of our debt, including the notes.

Risk factors

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of “change of control” events, as defined in the indenture, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. A change of control would also constitute a default under our credit agreement. See “Description of notes—Repurchase at the Option of Holders—Change of control.”

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees and require noteholders to return payments received from us or the guarantors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes or the guarantees could be subordinated to all other debts of ours or any guarantor, if, among other things, we or the guarantor, at the time the indebtedness evidenced by the notes or the guarantees was incurred:

➢	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; and

➢	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

➢	were engaged, or about to engage, in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

➢	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

In addition, any payment by us or a guarantor pursuant to its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from us or such guarantor would be effectively subordinated to all of our or its indebtedness and other liabilities.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a guarantor would be considered insolvent if:

➢	the sum of our or its debts, including contingent liabilities, was greater than the fair saleable value of all of our or its assets; or

➢	if the present fair saleable value of our or its assets were less than the amount that would be required to pay our or its probable liability on our or its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

➢	we or it could not pay our or its debts as they become due.

Based upon information currently available to us, we believe that the notes and the guarantees are being incurred for proper purposes and in good faith and that we and each of the guarantors:

➢	are solvent and will continue to be solvent after giving effect to the issuance of the notes and the guarantees, as the case may be;

➢	will have enough capital for carrying on our business and the business of each of the guarantors after the issuance of the notes and the guarantees, as the case may be; and

➢	will be able to pay our debts as they become due.

Risk factors

If an active trading market does not develop for these notes, you may not be able to resell them.

These notes have not been registered under the Securities Act or under any state securities law. Accordingly, the notes may only be offered or sold pursuant to an exception from the registration requirements of the Securities Act or pursuant to an effective registration statement. We are required to exchange the notes for a new issue of our debt securities registered under the Securities Act, with terms substantially identical to the notes offered hereby, however, in general we will not be required to consummate the exchange offer with respect to any notes that are freely tradable under Rule 144 under the Securities Act before the required date for the consummation of such exchange offer. For additional information see “Description of notes—Registration Rights; Release of Restricted Legends; Special Interest.” Prior to this offering, there was no public market for the notes, and we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions.

Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance. The liquidity of, and trading market for, the notes may also be hurt by general declines in the market for similar securities. Such a decline may adversely affect any liquidity and trading of the notes independent of our financial performance and prospects. We have been informed by the initial purchasers that they currently intend to make a market in the notes after this offering is completed. However, the initial purchasers may cease their market-making activities at any time. We do not intend to apply for listing of the notes on any securities exchange.

Our debt agreements contain operating and financial restrictions that might constrain our business and financing activities.

The restrictive covenants in the indenture governing the notes to be issued pursuant to this offering, our credit agreement, and any future financing agreements, could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, the indenture governing the notes and our credit agreement contain financial and other restrictive covenants that will limit our ability, and the ability of certain of our subsidiaries, to, among other things:

➢	pay dividends or make other distributions;

➢	purchase equity interests or redeem subordinated indebtedness early;

➢	enter into certain lease obligations and make certain investments or capital expenditures;

➢	create or incur certain liens; and

➢	sell assets or merge or consolidate with another company or engage in change of control transactions.

Risk factors

Any default under our credit agreement or indenture could adversely affect our business and our financial condition and results of operations, and would impact our ability to obtain financing in the future. If we fail to satisfy the covenants set forth in the credit agreement or another event of default occurs under the credit agreement, the maturity of the loan could be accelerated or we could be prohibited from borrowing for our future working capital needs and issuing letters of credit. We might not have, or be able to obtain, sufficient funds to make these immediate payments. Should we desire to undertake a transaction that is prohibited by the covenants in the indenture governing the notes or our credit agreement, we will need to obtain consent under the indenture and our credit agreement. Such refinancing may not be possible or may not be available on commercially acceptable terms, or at all. In addition, our obligations under our credit agreement are secured by inventory, receivables and pledged cash assets. If we are unable to repay our indebtedness under our credit agreement when due, the lenders could seek to foreclose on these assets. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.